Exhibit 99



                   Copyright 1997 PR Newswire Association, Inc.

                                   PR Newswire

                             July 17, 1997, Thursday;
                               Correction Appended

         SECTION:  Financial News

         DISTRIBUTION:  TO BUSINESS EDITOR AND TRANSPORTATION EDITOR

         LENGTH:  2589 words

         HEADLINE:  APL Limited Reports Second-Quarter Results

         DATELINE:  OAKLAND, Calif., July 17

         BODY:

              APL Limited (NYSE: APL) (APL) announced net income for the second quarter ended June 27, 1997, of $7.4 million or $0.28 per share, fully diluted, compared to net income of $20.8 million, or $0.78 per share, for the same period a year ago. Operating income for the second quarter of 1997 was $18.6 million, compared to $42.5 million for the same period a year ago. Total revenues for the second quarter of 1997 were $626.6 million, compared to $641.1 million for last year's second quarter. Net gains from sales of assets and non-recurring events were $4.1 million during the second quarter of 1997 compared to $6.9 million during the second quarter of 1996.

              "We are pleased with our second quarter performance despite severe price competition in virtually all of our markets," said President and CEO, Tim Rhein. Compared to the 2nd quarter of 1996, container revenue per unit declined from $2,567 to $2,275, a drop of 11%, reflecting a combination of reduced rates and some cargo mix differences. Container volumes increased from 246,500 units to 273,300 units, or 11%. Container operating costs per unit continued to decline, from $2,417 to $2,222, a drop of 8%. "Our continued success in reducing unit costs by approximately 20% during the past two years has made APL a much stronger, efficient and more focused operator that is well positioned to compete vigorously and successfully long into the future."

              "We are also encouraged by the continuation of volume increases in a number of our markets. Specifically, Intra-Asia volume was up to 47,500 units from 36,700 a year ago. This reflects our expansion into the lower-rated, short haul Intra-Asia markets. Stacktrain Services volume was up to 110,900 units from 92,300 a year ago, and our Latin America volume, while small due to its start-up







         phase, was up to 6,800 units from 3,400 units a year ago."

              For the first half of 1997, the company reported a net loss of $2.4 million or $0.10 per share, which results included $7.1 million of net gains on sales of assets and other non-recurring events. This compares to net income of $24.7 million, or $0.93 per share, fully diluted, for the first half of 1996, which included $8.5 million of gains from the sale of APL's domestic distribution services segment and other assets. Operating income for the first half of 1997 was $9.8 million, down from $60.1 million for the first half of 1996. Revenues for the first half of 1997 were $1.3 billion compared to $1.4 billion for the first half last year, reflecting the continuing difficult rate environment affecting the container shipping industry and the sale of the Company's domestic brokerage business in May 1996.

              "Importantly, our proposed merger with Neptune Orient Line is moving forward and transition planning is fully underway," said Rhein. "The transaction by which APL will become a wholly-owned subsidiary of NOL is on track to be consummated in the fall after U.S. Government reviews are completed and shareholder approval is obtained."

              APL provides worldwide container transportation and logistics services through an integrated network, of high-quality intermodal services with state-of-the-art information technology.

              APL Limited is headquartered at 1111 Broadway, Oakland, CA, 94607, telephone 510-272-8000, web address: www.apl.com.

                                      APL LIMITED
                      CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                          (In millions, except per share data)

                                          Quarter Ended       26 Weeks Ended
                                        June 27   June 28   June 27    June 28
                                         1997      1996      1997       1996

         REVENUES
           Container Transportation     $ 542.4   $ 560.5  $1,129.2   $1,193.9
           Logistics Services and
             Other Revenue                 84.2      80.6     176.3      173.5
                                          626.6     641.1   1,305.5    1,367.4
         EXPENSES                         608.0     598.6   1,295.7    1,307.3
         OPERATING INCOME (a)              18.6      42.5       9.8       60.1
         Interest Expense, Net             (7.5)     (8.6)    (16.5)     (19.6)
         Income (Loss) Before Taxes        11.1      33.9      (6.7)      40.5
         Federal, State & Foreign Tax
           Expense (Benefit) (b)            3.7      13.1      (4.3)      15.8
         NET INCOME (LOSS)              $   7.4   $  20.8   $  (2.4)  $   24.7
         EARNINGS (LOSS) PER COMMON
           SHARE (c)
           Primary                      $   0.29  $   0.78  $  (0.10)      0.94
           Fully Diluted                $   0.28  $   0.78  $  (0.10) $    0.93
         WEIGHTED AVERAGE COMMON SHARES
           Primary                         25.8      26.6      24.6       26.3
           Fully Diluted                   26.0      26.7      24.6       26.6

              (a) During the second quarter of 1997, the company recognized a gain of $5.3 million from the sale of chassis, recorded $1.5 million from the







         favorable settlement of claims related to the Kobe earthquake and incurred $2.7 million in costs related to the proposed merger with Neptune Orient Lines Ltd ("NOL"). In addition, during the first quarter of 1997, the company recorded $3.0 million from the favorable settlement of claims related to the 1995 collision of a vessel. During the second quarter of 1996, the company recognized a gain of $6.9 million on the sale of its domestic distribution services segment of its freight brokerage business. First quarter 1996 results also include a gain of $1.6 million from the sale of a vessel.

              (b) The company's estimated income tax rate for the first half of 1997 was 34%. During the first quarter of 1997, the company also recorded a tax benefit of $2.0 million relating to a prior year state income tax settlement. The company's estimated income tax rate for the first half of 1996 was 39%.



              (c) During the third and fourth quarters of 1996, the company repurchased a total of 1.3 million shares of its common stock.

                                      APL LIMITED
                 1997 SECOND QUARTER OPERATIONAL HIGHLIGHTS (Unaudited)

                                          Quarter Ended       26 Weeks Ended
                                        June 27   June 28   June 27    June 28
                                         1997      1996      1997       1996
         CONTAINER VOLUMES by Major Market (a)
           Asia to North America         42,400    40,900    86,900     80,700
           North America to Asia         28,800    29,900    61,500     66,000
           Intra-Asia                    47,500    36,700    95,900     75,700
           Asia-Europe                   10,600    10,000    21,000     18,700
           Latin America                  6,800     3,400    12,900      6,600
           Refrigerated                  11,100    11,300    25,400     25,300
           Stacktrain                   110,900    92,300   230,100    193,500
           Automotive                    15,200    22,000    34,300     49,200
         AVERAGE REVENUE PER FEU (a)
           Trans-Pacific               $  3,170   $ 3,456  $  3,185   $  3,517
           Other Ocean Transportation  $  1,779   $ 2,173  $  1,834   $  2,183
           Stacktrain                  $  1,181   $ 1,290  $  1,177   $  1,297
         EXPENSES (in millions)
           Transportation
           Land                         $ 204.6    $211.2   $ 428.5     $463.3
           Ocean                           96.9      91.5     216.2      212.9
           Equipment                       60.7      57.5     130.7      125.8
           Cargo Handling                 159.9     151.9     339.6      313.9
           Sales, General and
             Administrative                90.0      93.4     187.8      199.9
           Other (Income)/Expense (b)      (4.1)     (6.9)     (7.1)      (8.5)
           Total                        $ 608.0   $ 598.6  $1,295.7   $1,307.3
           Operating Ratio (c)              98%       94%      100%        96%

              (a) Volumes are stated in forty-foot equivalent units ("FEUs") except Stacktrain and Automotive volumes, which are stated in shipments. Volumes and average revenue data are based upon shipments originating during the period, which differ from the percentage-of-completion method used for financial reporting purposes. Stacktrain average revenue data includes Automotive.







              (b) Other (Income)/Expense for the second quarter of 1997 includes a gain from the sale of chassis and the favorable settlement of claims related to the Kobe earthquake, offset by costs related to the proposed merger with NOL. For the first half of 1997, Other (Income)/Expense includes the proceeds from a favorable settlement of claims related to the 1995 collision of a vessel. Other (Income)/Expense for the second quarter of 1996 includes a gain from the sale of APL's domestic distribution services segment of its freight brokerage business, and first quarter 1996 amounts also include a gain from the sale of a vessel.

              (c) Other (Income)/Expense is excluded from this calculation.

                                   APL LIMITED
                      CONSOLIDATED BALANCE SHEET (Unaudited)
                                  (In millions)

                                                  June 27   December 27
                                                   1997        1996


         ASSETS
         CURRENT ASSETS
           Cash and Cash Equivalents              $ 137.8     $ 102.4
           Short-Term Investments                   116.6       180.6
           Trade and Other Receivables, Net         227.4       242.5
           Other Current Assets                     103.6        91.0
             TOTAL CURRENT ASSETS                   585.4       616.5
         Property and equipment                   1,949.3     1,949.0
         Accumulated Depreciation and
           Amortization                            (843.1)     (825.8)
           PROPERTY AND EQUIPMENT, NET            1,106.2     1,123.2
         INVESTMENTS AND OTHER ASSETS               141.4       140.5
         Total Assets                            $1,833.0    $1,880.2
         LIABILITIES AND STOCKHOLDERS' EQUITY
         CURRENT LIABILITIES                     $  364.0      $390.6
         DEFERRED INCOME TAXES                      169.6       173.9
         OTHER LIABILITIES                          115.8       116.6
         LONG-TERM DEBT AND CAPITAL LEASE
           OBLIGATIONS                              685.1       696.3
         STOCKHOLDERS' EQUITY                       498.5       502.8
         Total Liabilities and
           stockholders' Equity                  $1,833.0    $1,880.2


                                   APL LIMITED
                 CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
                                  (In millions)

                                                      26 Weeks Ended
                                                 June 27     December 27
                                                  1997          1996


         CASH FLOWS FROM OPERATING ACTIVITIES
         Net Income (Loss)                        $  (2.4)     $ 24.7
         Depreciation and Amortization               53.0        57.4
         Deferred Income Taxes                       (4.3)        5.8
         Change in Working Capital and Other        (24.1)      (25.9)
             Net Cash Provided by Operating
               Activities                            22.2        62.0
         CASH FLOWS FROM INVESTING ACTIVITIES
         Capital Expenditures                       (65.9)      (89.6)
         Change in Short-Term Investments            64.0       (97.1)
         Proceeds from Sales of Property and
           Equipment                                 35.7       160.5
         Proceeds from the Sale of Distribution
           Services                                  --           2.0
         Other                                        5.9         1.3
             Net Cash Provided by (Used in)
               Investing







             Activities                              39.7       (22.9)
         CASH FLOWS FROM FINANCING ACTIVITIES
         Issuance of Debt                            --          62.2
         Repayments of Debt and Capital Lease
           Obligations                              (20.9)      (31.5)
         Dividends Paid                              (4.9)       (5.1)
         Other                                       (0.7)        0.5
             Net Cash Provided by (Used in)
               Financing Activities                 (26.5)       26.1
             NET INCREASE IN CASH
              AND CASH EQUIVALENTS                   35.4        65.2
         Cash and Cash Equivalents at Beginning
           of Period                                102.4        76.6
         Cash and Cash Equivalents at End of
           Period                                 $ 137.8     $ 141.8

         SOURCE APL Limited
              CONTACT:  Investors:  Thomas A. Meier, 510-272-8184, or
         Media:  John M. Pachtner, 510-272-7208, both of APL Limited

         CORRECTION-DATE:  July 17, 1997, Thursday

         CORRECTION:
              In SFTH051, "APL Limited Reports Second-Quarter Results," moved earlier today, we are advised by the Company that the fifth graph, first line should read "merger with Neptune Orient Lines" rather than "merger with Neptune Orient Line" as originally issued.

         LANGUAGE:  ENGLISH

         LOAD-DATE:  July 18, 1997